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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 27, 1998, accompanying the financial statements incorporated by reference in the Annual Report of e-Net, Inc. on Form 10-KSB for the year ended March 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statement of e-Net, Inc., on Form S-8, to be filed on or about February 25, 1999.

/s/ GRANT THORNTON LLP

Vienna, Virginia
February 25, 1999